UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2005

RURAL/METRO CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-22056	86-0746929
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9221 East Via de Ventura

Scottsdale, Arizona

85258

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (480) 606-3886

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

Effective December 31, 2005, E.M.S. Ventures Inc. d/b/a Rural/Metro Ambulance, a wholly-owned subsidiary of Rural/Metro Corporation, a Delaware corporation (the “Company”) discontinued emergency and non-emergency medical transportation services provided to the City of Augusta, Georgia upon expiration of the Company’s exclusive contract to provide emergency medical transportation services. The Company elected not to pursue renewal of this contract based upon the one-year contract term and stipulations that would have been less beneficial to the Company including greater resource requirements to service this market. The Company’s ongoing strategy is to pursue long-term contracts in growing markets with favorable payor mix.

Net revenue and operating income for this service area for the three months ended September 30, 2005 were $2.1 million and $0.2 million, respectively. These results exclude the allocation of any ongoing shared services costs such as human resources, financial services, risk management and legal services, among others. These ongoing services and associated costs will be redirected to support new markets or for the expansion of existing service areas. The results for this service area comprised 1.5 percent of the Company’s reported consolidated net revenue of $140.9 million and 1.3 percent of the Company’s reported consolidated operating income of $14.8 million for the three months ended September 30, 2005. The results of this service area will be included in discontinued operations beginning with filings made for the three and six month periods ended December 31, 2005. Assets of this service area, primarily equipment, generally will not be disposed of but instead will be redeployed in other Company operations.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Pro Forma Financial Information.

The required pro forma financial information is included as Exhibit 99.1 to this Report.

(c)	Exhibits.

Exhibit No.	Description
99.1	Pro forma financial statements of Rural/Metro Corporation

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RURAL/METRO CORPORATION

Date: January 6, 2006	By:	/s/ Michael S. Zarriello
Michael S. Zarriello
Senior Vice President and Chief Financial Officer

3

EXHIBIT INDEX

Exhibit No.	Description
99.1	Pro forma financial statements of Rural/Metro Corporation

4